As filed with the Securities and Exchange Commission on January 24, 2005
                                                          Registration No. 333 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               -------------------

                                DELTATHREE, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                 13-4006766
         (State or other jurisdiction                    (I.R.S. Employer
       of incorporation or organization)                Identification No.)

                           75 BROAD STREET, 31ST FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 500-4850
                    (Address of Principal Executive Offices)

                   DELTATHREE, INC. 2004 STOCK INCENTIVE PLAN
          DELTATHREE, INC. 2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                   DELTATHREE, INC. 1999 STOCK INCENTIVE PLAN
                DELTATHREE, INC. 1999 DIRECTORS COMPENSATION PLAN
                           (Full titles of the plans)

                                  PAUL C. WHITE
                             CHIEF FINANCIAL OFFICER
                                DELTATHREE, INC.
                           75 BROAD STREET, 31ST FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 500-4850
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                               Proposed
                                                                        Proposed Maximum        Maximum
                 Title of                             Amount to be       Offering Price        Aggregate          Amount of
       Securities to be Registered                   Registered (1)        Per Share      Offering Price (2)   Registration Fee
------------------------------------------- --------------------------------------------------------------------------------------
Class A Common Stock, par value $.001 per share    595,448 shares (2)      $3.68 (3)          $2,191,249           $257.91
------------------------------------------- --------------------------------------------------------------------------------------
Class A Common Stock, par value $.001 per share    400,500 shares (4)      $2.85 (5)          $1,141,425           $134.35
------------------------------------------- --------------------------------------------------------------------------------------
Class A Common Stock, par value $.001 per share    115,000 shares (6)      $2.88 (5)           $331,200             $38.98
==================================================================================================================================

(1) Plus such indeterminate number of ordinary shares as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Represents the registration of 595,448 shares of common stock, par value $.001 per share ("Common Stock") issuable upon exercise of options reserved for grant under the deltathree, Inc. 2004 Stock Incentive Plan ("2004 Incentive Plan").

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Common Stock on the Nasdaq SmallCap Market as of January 21, 2005.

(4) Represents the registration of 400,500 shares of Common Stock issued or issuable upon exercise of options granted under the 2004 Incentive Plan with an average exercise price per share of $2.85.

(5) Calculated based on the weighted average exercise price of the options pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(6) Represents the registration of 115,000 shares of Common Stock issued or issuable upon exercise of options granted under the 2004 Non-Employee Director Stock Option Plan ("2004 Director Plan") with a weighted average exercise price per share of $2.88.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the reoffer prospectus contained herein also relates to shares of Common Stock previously registered under the registrant's Registration Statement on Form S-8 (Registration No. 333-34156).

================================================================================

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 registers an aggregate of 1,110,948 shares of common stock, par value $.001 per share, of deltathree, Inc. ("deltathree") for issuance in connection with deltathree's 2004 Stock Incentive Plan and 2004 Non-Employee Director Stock Option Plan. Pursuant to General Instruction E of Form S-8, the contents of an earlier Registration Statement on Form S-8 (Registration No. 333-34156), filed with the Securities and Exchange Commission on April 6, 2000 (the "Previous S-8"), relating to an aggregate of 4,000,000 shares of common stock, par value $.001 per share, for issuance in connection with deltathree's 1999 Stock Incentive Plan and an aggregate of 600,000 shares of common stock, par value $.001 per share, for issuance in connection with deltathree's 1999 Directors Compensation Plan, are hereby incorporated by reference herein.

          Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, in addition to being a new registration statement for the shares under the 2004 Stock Incentive Plan and 2004 Non-Employee Director Stock Option Plan, this Form S-8 also serves as a post-effective amendment to the Previous S-8 for the purposes of adding a combined reoffer prospectus.

         In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under any of the Plans.

REOFFER PROSPECTUS

                                DELTATHREE, INC.

                    1,887,116 SHARES OF CLASS A COMMON STOCK

                         issued or issuable pursuant to

                   DELTATHREE, INC. 2004 STOCK INCENTIVE PLAN
          DELTATHREE, INC. 2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                   DELTATHREE, INC. 1999 STOCK INCENTIVE PLAN
                DELTATHREE, INC. 1999 DIRECTORS COMPENSATION PLAN

                                ---------------

         The Shares of Class A Common Stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Shares") are shares which have been or may in the future be issued upon the exercise of stock options which (i) have been or may in the future be granted under the deltathree, Inc. 2004 Stock Incentive Plan and the deltathree, Inc. 2004 Non-Employee Director Stock Option Plan or
(ii)  have been  previously  granted  under  the  deltathree,  Inc.  1999  Stock
Incentive Plan and the deltathree, Inc. 1999 Directors Compensation Plan (collectively, the "Plans"), to be sold by stockholders of deltathree, Inc., a Delaware corporation ("deltathree" or the "Company"), identified herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers (including underwriters) should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of registering the Shares and preparing and filing this Prospectus with the Securities and Exchange Commission (the "Commission"), and of registering or qualifying the Shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this Prospectus, will be paid by the Company.

         The Common Stock is listed on The Nasdaq SmallCap Market System ("Nasdaq") under the symbol "DDDC." On January 21, 2005, the closing sale price for the Common Stock of the Company, as reported by Nasdaq, was $3.58.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS INDICATED UNDER "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is January 24, 2005.

                                ---------------

         No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                ---------------

                              AVAILABLE INFORMATION

         The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company will provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Investor Relations, deltathree, Inc., 75 Broad Street, 31st Floor, New York, New York 10004. The telephone number at this location is (212) 500-4850.

                                ---------------

         "deltathree," the deltathree logo and iConnectHere are trademarks of deltathree, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                                TABLE OF CONTENTS


PROSPECTUS.....................................................................1
OUR COMPANY....................................................................3
RISK FACTORS...................................................................4
USE OF PROCEEDS...............................................................11
SELLING STOCKHOLDERS..........................................................12
PLAN OF DISTRIBUTION..........................................................14
LEGAL MATTERS.................................................................14
EXPERTS  .....................................................................14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................14

                                   OUR COMPANY

         We are a provider of integrated Voice over Internet Protocol (VoIP) telephony services. We were founded in 1996 to capitalize on the growth of the Internet as a communications tool by commercially offering Internet Protocol
(IP) telephony  services.  IP telephony is the real time  transmission  of voice communications in the form of digitized "packets" of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. Our business currently includes: the provision of enhanced Web-based and other communications services to individual consumers under our iConnectHere brand name; the provision of enhanced Web-based and other communications services to international resellers, under either their own brand name, a white-label brand, and/or our iConnectHere brand name; the provision of a total "Hosted Communications Solution" that enables resellers, corporate customers and service providers to offer private label telecommunications to their customer bases, and; the transmission of voice and data traffic for communications carriers.

         We have built a privately-managed, global network using IP technology and offer our customers a unique suite of IP telephony products, including:
PC-to-Phone, Broadband Phone and Phone-to-Phone. We differentiate ourselves from our competitors by providing a robust set of value-added services that enables us to effectively address the challenges that have traditionally made the provision of telecommunications services difficult. These operations management tools include: account provisioning; e-commerce based payment processing systems; billing and account management; and customer care. We are able to provide our services at a cost to users that is generally lower than that charged by traditional carriers because we minimize our network costs by using efficient packet-switched technology and we generally avoid local access charges and by-pass international settlement charges by routing international long distance calls over our privately-managed network.

         Prior to 1999, our focus was to build a privately-managed, global network utilizing IP technology, and our business primarily consisted of carrying and transmitting traffic for communications carriers over our network. Beginning in 1999, we began to diversify our offerings by layering enhanced IP telephony services over our network. These enhanced services were targeted at consumers and were primarily accessible through our consumer Web site. During 2000, we began offering services on a co-branded or private-label basis to service providers and other businesses to assist them in diversifying their product offerings to their customer bases. Our privately-managed IP network received the Best Built Public Network Award for excellence in IP services/applications at SUPERCOMM 2000. We were also recognized as the best IP telephony provider by SmartMoney magazine and PC World Magazine during 2000. We were recognized for our innovative Broadband Phone offering during 2001, receiving both the TMC Labs Innovation Award, and the Communications SOLUTIONS(R) magazine Product of the Year Award. In 2001, we continued to enhance our unique strengths through our pioneering work with the Session Initiation Protocol (SIP), an Internet Engineering Task Force standard that has been embraced by industry leaders such as Microsoft and the 3rd Generation Partnership Project (3GPP), which is a global cooperation between six organizational partners who are recognized as the world's major standardization bodies from the United States, Europe, China, Japan and Korea. In 2001, we also announced the launch of our state-of-the-art SIP (Session Initiation Protocol) infrastructure, and we became one of the first service providers to have built an end-to-end SIP network. Since 2001 we have continued to leverage our SIP expertise. These activities included the launch of our SIP-based dialer, and the addition of new devices, new features and new calling plans to our offerings and these efforts continue to position us as one of the leading providers of VoIP services. We continue to be recognized as an innovative, effective VoIP leader as evidenced by such awards as being named as one of New York's Fastest Growing Technology Companies in the Deloitte Technology Fast 50 Program in 2004, and being named as a VoIP Service Provider Award Winner by TMC's INTERNET TELEPHONY Magazine in 2004.

                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K") and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.


RISKS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND WE ANTICIPATE THEY WILL CONTINUE.

         We have incurred significant losses since inception, and we expect to continue to incur significant losses for the foreseeable future. We reported net losses of approximately $8.3 million in 2003, approximately $12.1 million in 2002, and approximately $35.7 million in 2001. As of September 30, 2004 and December 31, 2003, our accumulated deficit was approximately $150.5 million and $147.9 million, respectively. We generated negative cash flow of approximately $4.0 million during 2003 and $7.9 million during 2002. As a percentage of revenues, our net loss was 63.4% in 2003, 93.4% in 2002 and 228.2% in 2001. Our revenues may not grow or even continue at their current level. As a result, while we believe we have sufficient funds to meet our working capital requirements for at least the next fiscal year, we will need to increase our revenues significantly to become profitable. In order to increase our revenues, we need to attract and maintain customers to increase the fees we collect for our services. If our revenues do not increase as much as we expect or if our expenses increase at a greater pace than revenues, we may never be profitable or, if we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE WILL NEED ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS IN THE FUTURE.

         We intend to continue to enhance and expand our network and our product offerings in order to maintain our competitive position and meet the increasing demands for service quality, capacity and competitive pricing. Also, the introduction of new products and/or service will require significant marketing and promotional expenses that we often incur before we begin to receive the related revenue. While we believe we have sufficient funds to meet our working capital requirements for at least the next fiscal year, if our cash flow from operations is not sufficient to meet our capital expenditure and working capital requirements, we will need to raise additional capital to continue our operations. Especially in light of current economic conditions and the unfavorable market for telecommunications companies in particular, we may not be able to raise additional capital, and if we are able to raise additional capital through the issuance of additional equity, our current investors could experience dilution. If we are unable to obtain additional capital, we may be required to reduce the scope of our business or our anticipated growth, which would reduce our revenues.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE US.

         We have only a limited operating history upon which you can evaluate our business and prospects. We commenced operations in June 1996. You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the new and rapidly evolving market for IP communications services. These risks include our ability:

      o to increase acceptance of our enhanced IP communications services (including our Hosted Communications Solution), thereby increasing the number of users of our IP telephony services;

      o     to compete effectively;

      o     to develop new products and keep pace with developing technology.

         In addition, because we expect an increasing percentage of our revenues to be derived from our enhanced IP communications services (including our Hosted Communications Solution), our past operating results may not be indicative of our future results.

WE MAY NOT BE ABLE TO EXPAND OUR REVENUE AND ACHIEVE PROFITABILITY.

         Our business strategy is to expand our revenue sources to include the provision of enhanced IP communications services to several different customer groups. We can neither assure you that we will be able to accomplish this nor that this strategy will be profitable. Currently, our revenues are primarily generated by sales of enhanced IP communications services through our direct consumer offering, iConnectHere, and our service provider and reseller sales channel (including sales of our Hosted Communications Solution). Enhanced IP communications services from these channels generated 92.1%, 60.2%, and 54.8% of our total revenues in 2003, 2002 and 2001, respectively. The provision of enhanced IP communications services has not been profitable to date and may not be profitable in the future.

         In the future, we intend to generate increased revenues from enhanced IP communications services, from multiple sources, many of which are unproven, including the commercial sale of our Hosted Communications Solution. We expect that our revenues for the foreseeable future will be dependent on, among other factors:

      o sales of enhanced IP communications services, including sales of our Hosted Communications Solution;

      o     acceptance and use of IP telephony;

      o     expansion of service offerings;

      o     traffic levels on our network;

      o the effect of competition, regulatory environment, international long distance rates and access and transmission costs on our prices;

      o     continued improvement of our global network quality.

         We may not be able to sustain our current revenues or successfully generate additional revenues from the sale of enhanced IP communications services, including Hosted Communications Solutions or carrier transmission services.

WE CANNOT ASSURE YOU THAT A MARKET FOR OUR SERVICES WILL DEVELOP.

         We are uncertain whether a market will develop for our enhanced IP communications services, including our Hosted Communications Solutions. Our market is new and rapidly evolving. Our ability to sell our services may be inhibited by, among other factors, the reluctance of some end users to switch from traditional communications carriers to IP communications carriers and by concerns with the quality of IP telephony and the adequacy of security in the exchange of information over the Internet. End users in markets serviced by recently deregulated telecommunications providers are not familiar with obtaining services from competitors of these providers and may be reluctant to use new providers, such as us. Our ability to increase revenues depends on the migration of traditional telephone network traffic to our IP network. We will need to devote substantial resources to educate customers and end users about the benefits of IP communications solutions in general and our services in particular. If enterprises and their customers do not accept our enhanced IP communications services as a means of sending and receiving communications, we will not be able to increase our number of paid users or successfully generate revenues in the future.

OUR FUTURE SUCCESS DEPENDS ON THE GROWTH IN THE USE OF THE INTERNET AS A MEANS OF COMMUNICATIONS.

         If the market for IP communications, in general, and our services in particular, does not grow at the rate we anticipate or at all, we will not be able to increase our number of users or generate revenues we anticipate. To be successful, IP communications requires validation as an effective, quality means of communication and as a viable alternative to traditional telephone service. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional telephone service for reasons including:

      o     inconsistent quality or speed of service;

      o     traffic congestion on the Internet;

      o     potentially inadequate development of the necessary infrastructure;

      o     lack of acceptable security technologies;

      o lack of timely development and commercialization of performance improvements; and

      o     unavailability of cost-effective, high-speed access to the Internet.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our communications portal and our services, could be adversely affected.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE.

         Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. The factors generally within our control include:

      o     the  rate at  which we are able to  attract  users to  purchase  our
            enhanced   IP   communications   services,   including   our  Hosted
            Communications Solutions;

      o the amount and timing of expenses to enhance marketing and promotion efforts and to expand our infrastructure;

      o the timing of announcements or introductions of new or enhanced services by us.

         The factors outside our control include:

      o the timing of announcements or introductions of new or enhanced services by our competitors;

      o technical difficulties or network interruptions in the Internet or our privately-managed network;

      o     general  economic  and  competitive   conditions   specific  to  our
            industry.

         The foregoing factors also may create other risks affecting our long-term success, as discussed in the other risk factors.

         We believe that quarter-to-quarter comparisons of our historical operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of our future operating results.

OUR NETWORK MAY NOT BE ABLE TO ACCOMMODATE OUR CAPACITY NEEDS.

         We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose users.

WE FACE A RISK OF FAILURE OF COMPUTER AND COMMUNICATIONS SYSTEMS USED IN OUR BUSINESS.

         Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems primarily in five facilities in New York, Los Angeles, Atlanta, London and Jerusalem. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources of power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.

OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO SECURITY BREACHES.

         Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches that could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Although we have experienced no security breaches to date of which we are aware, we cannot guarantee you that our security measures will prevent security breaches.

THIRD PARTIES MIGHT INFRINGE UPON OUR PROPRIETARY TECHNOLOGY.

         We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our proprietary technology. To protect our rights to our intellectual property, we rely on a combination of trademark and patent law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

OUR SERVICES MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Third parties may assert claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have agreed to indemnify us with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right so long as we have not made changes to the licensed software. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

OPERATING INTERNATIONALLY EXPOSES US TO ADDITIONAL AND UNPREDICTABLE RISKS.

         We intend to continue to enter additional markets in Eastern Europe, Latin America, Africa and Asia and to expand our existing operations outside the United States. International operations are subject to inherent risks, including:

      o     potentially weaker protection of intellectual property rights;

      o     political instability;

      o     unexpected changes in regulations and tariffs;

      o     fluctuations in exchange rates;

      o     varying tax consequences; and

      o uncertain market acceptance and difficulties in marketing efforts due to language and cultural differences.

WE HAVE EXPERIENCED LOSSES AS A RESULT OF FRAUD.

         We have experienced losses due to fraud. While in 2003, we experienced losses from fraud of less than 1% of our revenues, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. While we have implemented anti-fraud measures in order to control losses relating to these practices, and these measures have proven to be effective today, these measures may not in the future be sufficient to effectively limit all of our exposure in the future from fraud and future losses could rise significantly above current levels.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

         Competition in the market for enhanced IP communications services is becoming increasingly intense and is expected to increase significantly in the future. The market for enhanced Internet and IP communications is new and rapidly evolving. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. Our competitors include both start-up IP telephony service providers and established traditional communications providers. Many of our existing competitors and potential competitors have broader portfolios of services, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. In addition, many of our IP telephony competitors use the Internet instead of a private network to transmit traffic. Operating and capital costs of these providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing.

         We also compete in the growing market of discount telecommunications services including calling cards, prepaid cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing initially on instant messaging, although some have begun to provide PC-to-PC, PC-to-phone and/or broadband phone services.

         If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users. In addition, many of our competitors, especially traditional carriers, enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. Although the minutes of use we sell are increasing, revenues are not increasing at the same rate due primarily to a decrease in revenue per minute for our carrier transmission services. In order to remain competitive we intend to increase our efforts to promote our services, and we cannot be sure that we will be successful in doing this.

         In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

DECREASING TELECOMMUNICATIONS RATES MAY DIMINISH OR ELIMINATE OUR COMPETITIVE PRICING ADVANTAGE.

         Decreasing  telecommunications  rates may  diminish  or  eliminate  the competitive pricing advantage of our services. International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to be reduced in all of the markets in which we do business or expect to do business. Users who select our services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as such pricing differentials diminish or disappear, and we will be unable to use such pricing differentials to attract new customers in the future. In addition, our ability to market our carrier transmission services to telecommunications carriers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers, as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale service. Continued rate decreases will require us to lower our rates to remain competitive and will reduce or possibly eliminate our gross profit from our carrier transmission services. If telecommunications rates continue to decline, we may lose users for our services.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO IP TELEPHONY COULD HARM OUR BUSINESS.

         Historically, voice communications services have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using IP telephony, and we do not operate as a licensed telecommunications common carrier in any jurisdiction. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of IP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services or to increase the cost of providing such services. In addition, our services may be subject to regulation if regulators distinguish phone-to- phone telephony service using IP technologies over privately-managed networks such as our services from integrated PC-to-PC and PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services.

         Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services through our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services, including obtaining appropriate regulatory authorizations for our local network partners or ourselves, changing our service arrangements for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively. Further, regulations and laws which affect the growth of the Internet could hinder our ability to provide our services over the Internet.

WE MAY NOT BE ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE COMMUNICATIONS INDUSTRY.

         Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete.

         To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We will need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

RISKS RELATED TO OUR RELATIONSHIP WITH ATAREY

ATAREY HAS SIGNIFICANT INFLUENCE ON ALL MATTERS SUBMITTED TO A STOCKHOLDER VOTE

         Atarey Hasharon Chevra Lepituach Vehashkaot Benadlan (1991) Ltd. ("Atarey") owns approximately 44% of the voting power and economic interest in us. As long as Atarey continues to beneficially own a significant amount of our shares, Atarey will be able to exercise significant influence over decisions affecting us, including:

      o composition of our board of directors and, through it, our direction and policies, including the appointment and removal of officers;

      o     mergers or other business combinations;

      o     acquisitions or dispositions of assets by us;

      o     future issuances of capital stock or other securities by us;

      o     incurrence of debt by us;

      o amendments, waivers and modifications to any agreements between us and Atarey;

      o     payment of dividends on our capital stock;

      o     approval of our business plans and general business development.

RISKS RELATED TO OUR COMMON STOCK

A THIRD PARTY MAY BE DETERRED FROM ACQUIRING OUR COMPANY.

         Atarey's significant ownership of our company could delay, deter or prevent a third party from attempting to acquire control of us. This may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such a change in ownership would be economically beneficial to us and our stockholders.

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

         Since trading commenced in November 1999, the market price of our common stock has been highly volatile and may continue to be volatile and could be subject to wide fluctuations in response to factors such as:

      o variations in our actual or anticipated quarterly operating results or those of our competitors;

      o     announcements by us or our competitors of technological innovations;

      o     introduction of new products or services by us or our competitors;

      o     changes in financial estimates by securities analysts;

      o     conditions or trends in the Internet industry;

      o     changes in the market valuations of other Internet companies;

      o     announcements by us or our competitors of significant acquisitions;

      o     our entry into strategic partnerships or joint ventures; or

      o     sales of our common stock by Atarey.

         All of these factors are, in whole or part, beyond our control and may materially adversely affect the market price of our common stock regardless of our performance.

         Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. In addition, the stock market in general, and the market for telecommunications, Internet-related and technology companies in particular, has been dramatically decreased and is extremely depressed. We cannot assure you that our common stock will trade at the same levels of other telecommunications or Internet stocks or that telecommunications or Internet stocks in general will sustain their current market prices.

THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY CHANGES IN OUR NASDAQ LISTING.

         Our common stock is currently listed on the Nasdaq SmallCap Market. The listing of our common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market effective on September 17, 2002. We currently meet all criteria for continued inclusion in the Nasdaq SmallCap Market. However, based on the volatile nature of our stock price, we can make no assurances that we will continue to do so. Failure to meet these criteria could result in our delisting from the Nasdaq SmallCap Market. If our shares were to be delisted from the Nasdaq SmallCap Market, our shares would continue to trade, if at all, on the OTC Bulletin Board, upon application by the requisite market makers. This would adversely impact our stock price, as well as the liquidity of the market for our shares which, as a result, would adversely affect the ability of our stockholders to purchase and sell their shares in an orderly manner, or at all. Furthermore, a delisting of our shares could damage our general business reputation and impair our ability to raise additional funds. Any of the foregoing events could have a material adverse effect on our business, financial condition and operating results.

WE DO NOT INTEND TO PAY DIVIDENDS.

         We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance our operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding: uncertainty of financial estimates and projections, the competitive environment for Internet telephony, our limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, as well as other risks referenced from time to time in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are offering hereby Shares which have been or may hereafter be acquired by them upon the exercise of options granted under the Plans. In addition to the persons named below, the Selling Stockholders include certain unnamed non-affiliates, each of whom holds less than the lesser of 1,000 shares or one percent (1%) of the shares of Common Stock issuable under the Plans, and who may use this Prospectus for reoffers and resales of up to that amount of shares. The names of additional Selling Stockholders and the number of Shares offered hereby by them may be added to this Prospectus from time to time by an addendum or supplement to this Prospectus. Other persons who acquire Shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this Prospectus.

         The following table sets forth certain information with respect to the Selling Stockholders as of December 31, 2004.

                          Number of
                          Shares                                  Number of              Percentage of
                          Beneficially                            Shares to be           Class to be
                          Owned                Number of          Beneficially           Beneficially
                          Prior to             Shares Being       Owned After            Owned After
Name                      Offering (1)         Offered (2)        Offering (3)           Offering
-------------------------------------------------------------------------------------------------------
Noam Bardin (4)             796,304            608,938                187,366                  *

Shimmy Zimels (5)           713,407            648,938                 64,469                  *

Paul C. White (6)           400,000            400,000                      0                  *

Ilan Biran (7)               49,848             49,848                      0                  *

Amir Gera (8)                44,848             44,848                      0                  *

Joshua Maor (9)              70,999             54,848                 16,151                  *

Lior Samuelson (10)          54,848             54,848                      0                  *

Noam Ben-Ozer (11)           24,848             24,848                      0                  *

Total                                        1,887,116

* Less than 1% of the outstanding Common Stock.

(1) Includes all shares of Common Stock owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options including those granted under the Plans, whether or not such right has yet become exercisable or will become exercisable within 60 days after December 31, 2004.

(2) Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of options granted under the Plans and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options granted under the Plans, whether or not such right has yet become exercisable or will become exercisable within 60 days after December 31, 2004.

(3) Includes shares of Common Stock owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options, other than those granted under the Plans, within 60 days after December 31, 2004. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Stockholder.

(4) Includes 555,604 shares which Mr. Bardin has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Bardin has been Chairman of the Board of Directors of the Company since April 2002. Mr. Bardin served as Chief Executive Officer and President from July 2000 through June 2002.

(5) Includes 478,937 shares which Mr. Zimels has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Zimels has been Chief Executive Officer, President and a Director of the Company since June 2002 and prior to that served as Vice President of Operations and Chief Operating Officer of the Company beginning in June 1997.

(6) Includes 248,332 shares which Mr. White has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. White has been Chief Financial Officer of the Company since September 2000.

(7) Includes 24,848 shares which Mr. Biran has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Biran has been a Director of the Company since December 2003.

(8) Includes 24,848 shares which Mr. Gera has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Gera has been a Director of the Company since June 2001.

(9) Includes 24,848 shares which Mr. Maor has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Maor has been a Director of the Company since June 2001.

(10) Includes 34,848 shares which Mr. Samuelson has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Samuelson has been a Director of the Company since August 2001.

(11) Includes 24,848 shares which Mr. Ben-Ozer has the right to acquire upon the exercise of options within 60 days after December 31, 2004. Mr. Ben-Ozer has been a Director of the Company since September 2004.

                              PLAN OF DISTRIBUTION

         The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act ("Rule 144" or "Rule 701") may be sold under Rule 144 or Rule 701 rather than pursuant to this Prospectus.

         The Company and the Selling Stockholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

         There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all the Common Stock covered by this Prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of New York, New York.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance upon the report of Brightman Almagor & Co., a member firm of Deloitte & Touche Tohmatsu, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

      o Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2003, filed on April 29, 2004;

      o Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 14, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 4, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004; and

      o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 23, 1999, including any amendments or reports filed for the purpose of updating that description.

         You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

         Investor Relations, deltathree, Inc., 75 Broad Street, 31st Floor, New York, New York 10004. Telephone: (212) 500-4850.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

      o Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2003, filed on April 29, 2004;

      o Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 14, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 4, 2004;

      o Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004; and

      o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 23, 1999, including any amendments or reports filed for the purpose of updating that description.

         All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Incorporated herein by reference from Registration Statement on Form S-3, No. 333-109495.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.


EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
4.1*        Restated Certificate of Incorporation of deltathree, Inc.
4.2**       Amendment to Restated  Certificate of  Incorporation  of deltathree,
            Inc.
4.3*        Amended and Restated By-laws of deltathree, Inc.
4.4*        Specimen Certificate of Class A Common Stock.
4.5*        deltathree, Inc. 1999 Stock Incentive Plan
4.6*        deltathree, Inc. 1999 Directors Compensation Plan
4.7         deltathree, Inc. 2004 Stock Incentive Plan
4.8         deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
5.1         Opinion of Mintz,  Levin,  Cohn,  Ferris,  Glovsky  and Popeo,  P.C.
            regarding legality of the shares of common stock being registered
23.1        Consent of Brightman Almagor & Co.
23.2        Consent of Mintz,  Levin,  Cohn,  Ferris,  Glovsky  and Popeo,  P.C.
            (included in Exhibit 5.1 to this Registration Statement on Form S-8)
24.1        Power of Attorney (included on signature page)

----------
* Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-86503).

** Incorporated by reference to the Company's annual report on Form 10-K/A filed on April 30, 2001.


Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To  reflect  in the  prospectus  any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City New York and State of New York on the 24th day of January, 2005.

                                               DELTATHREE, INC.

                                               By: /s/ Paul C. White
                                                   ----------------------------
                                                  Paul C. White
                                                  Chief Financial Officer


                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below constitutes and appoints Shimmy Zimels and Paul C. White and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                                DATE
---------                        -----                                ----
/s/ Shimmy Zimels                Chief Executive Officer, President   January 21, 2005
------------------------------   and Director
Shimmy Zimels
(Principal Executive Officer)

/s/ Paul C. White                Chief Financial Officer (Principal   January 21, 2005
------------------------------   Accounting and Financial Officer)
Paul C. White

/s/ Noam Bardin                  Chairman of the Board of Directors   January 21, 2005
------------------------------
Noam Bardin

/s/ Ilan Biran                                Director                January 21, 2005
------------------------------
Ilan Biran

/s/ Amir Gera                                 Director                January 21, 2005
------------------------------
Amir Gera

/s/ Noam Ben-Ozer                             Director                 January 21 2005
------------------------------
Noam Ben-Ozer

/s/ Joshua Maor                               Director                January 21, 2005
------------------------------
Joshua Maor

                                              Director                January 21, 2005
------------------------------
Lior Samuelson

                                DELTATHREE, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
4.1*        Restated Certificate of Incorporation of deltathree, Inc.
4.2**       Amendment to Restated  Certificate of  Incorporation  of deltathree,
            Inc.
4.3*        Amended and Restated By-laws of deltathree, Inc.
4.4*        Specimen Certificate of Class A Common Stock.
4.5*        deltathree, Inc. 1999 Stock Incentive Plan
4.6*        deltathree, Inc. 1999 Directors Compensation Plan
4.7         deltathree, Inc. 2004 Stock Incentive Plan
4.8         deltathree, Inc. 2004 Non-Employee Director Stock Option Plan
5.1         Opinion of Mintz,  Levin,  Cohn,  Ferris,  Glovsky  and Popeo,  P.C.
            regarding legality of the shares of common stock being registered
23.1        Consent of Brightman Almagor & Co.
23.2        Consent of Mintz,  Levin,  Cohn,  Ferris,  Glovsky  and Popeo,  P.C.
            (included in Exhibit 5.1 to this Registration Statement on Form S-8)
24.1        Power of Attorney (included on signature page)

----------
* Incorporated by reference to the Company's registration statement on Form S-1 (Registration No. 333-86503).

** Incorporated by reference to the Company's annual report on Form 10-K/A filed on April 30, 2001.




                                      II-6